Exhibit B-186










                            LIMITED PARTNERSHIP AGREEMENT

                                          OF

                                MID-GEORGIA COGEN L.P.

                            A DELAWARE LIMITED PARTNERSHIP




                              Dated as of April 15, 1996





                                  TABLE OF CONTENTS



          RECITALS                                                     1

          ARTICLE I
          DEFINITIONS                                                  2
               Section 1.1                                             2

          ARTICLE II
          FORMATION OF PARTNERSHIP                                     4
               Section 2.1    Continuation                             4
               Section 2.2    Name                                     4
               Section 2.3    Principal Office                         4

          ARTICLE III
          FILING OF CERTIFICATES AND OTHER DOCUMENTS                   4
               Section 3.1    Additional Filings of Certificates       4
               Section 3.2    Filing of Other Documents                5

          ARTICLE IV
          PURPOSES                                                     5
               Section 4.1    Purposes of Partnership                  5

          ARTICLE V
          TERM, FISCAL YEAR AND ACCOUNTING METHOD                      5
               Section 5.1    Term                                     5
               Section 5.2    Fiscal Year; Accounting Method           5

          ARTICLE VI
          CONTRIBUTIONS AND CAPITAL                                    6
               Section 6.1    Capital Contributions                    6
               Section 6.2    Capital Account                          6
               Section 6.3    Withdrawal of Capital                    7
               Section 6.4    Interest                                 7
               Section 6.5    No Liability for Return of Capital       7
               Section 6.6    No Third Party Rights                    7

          ARTICLE VII
          DISTRIBUTIONS;  ALLOCATION OF PROFITS AND LOSSES             8
               Section 7.1    Distributions                            8
               Section 7.2    Form of Distribution                     8
               Section 7.3    Allocation of Profits and Losses         8

          ARTICLE VIII
          TAX MATTERS                                                  8
               Section 8.1    Considered a Partnership                 8
               Section 8.2    General Partner as Tax Matters Partner   9
               Section 8.3    Preparation of Tax Returns               9
               Section 8.4    Elections by Tax Matters Partner        10
               Section 8.5    Special Basis Adjustment                10
               Section 8.6    Withholding                             10
               Section 8.7    Survival of Tax Provisions              10







          ARTICLE IX
          BOOKS, RECORDS, ACCOUNTING AND REPORTS                      10
               Section 9.1    Books and Records                       10
               Section 9.2    Reports; Fiscal Year                    11
               Section 9.3    Tax Returns                             11
               Section 9.4    Bank Accounts                           11

          ARTICLE X
          COMPENSATION AND REIMBURSEMENT OF GENERAL PARTNER           11
               Section 10.1   Compensation                            11

          ARTICLE XI
          AUTHORIZED PAYMENTS                                         12
               Section 11.1   Contractual Obligations                 12

          ARTICLE XII
          RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER               12
               Section 12.1   Management of the Partnership           12
               Section 12.2   Authority of the General Partner        12
               Section 12.3   Right of Public to Rely on Authority
                                of General Partner                    15
               Section 12.4   Duties and Obligations of General
                                Partner                               16
               Section 12.5   Liability of the General Partner;
                                Indemnification                       16
               Section 12.6   Restrictions                            17
               Section 12.7   Withdrawal of General Partner           18

          ARTICLE XIII
          RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS              19
               Section 13.1   No Right to Participate in Management   19
               Section 13.2   Limited Liability                       19
               Section 13.3   Matters Subject to Vote                 19
               Section 13.4   Call of Meetings and Written Consents   19
               Section 13.5   Manner of Voting                        20
               Section 13.6   Limitations                             20
               Section 13.7   Compensation and Reimbursement          20


          ARTICLE XIV
          ASSIGNMENT OF PARTNERSHIP INTERESTS                         20
               Section 14.1   Restrictions on Transfers               20
               Section 14.2   Rights of Assignee of Limited
                                Partnership                           21
               Section 14.3   Substitution of Assignee of Limited
                                Partner                               21
               Section 14.4   Consent to Assignment                   22
               Section 14.5   Indemnification                         23
               Section 14.6   Bankruptcy of a Limited Partner         23
               Section 14.7   Further Assignments                     23
               Section 14.8   Additional Limited Partner              23








          ARTICLE XV
          REMOVAL, WITHDRAWAL AND REPLACEMENT OF THE GENERAL PARTNER  23
               Section 15.1   Voluntary Withdrawal                    23
               Section 15.2   Selection of a Substitute General
                                Partner                               24
               Section 15.3   Substitution                            24
               Section 15.4   Conversion or Purchase of the General
                                Partner's Interest                    24

          ARTICLE XVI
          DISSOLUTION, LIQUIDATION AND
          TERMINATION OF THE PARTNERSHIP                              24
               Section 16.1   Events of Dissolution                   24
               Section 16.2   Right to Continue the Partnership
                                Business                              25
               Section 16.3   Liquidation                             25
               Section 16.4   Termination                             26
               Section 16.5   Compliance With Timing Requirements of
                                Regulations                           27

          ARTICLE XVII
          MISCELLANEOUS PROVISIONS                                    27
               Section 17.1   Amendments                              27
               Section 17.2   Notices                                 28
               Section 17.3   Power of Attorney                       28
               Section 17.4   Severability                            28
               Section 17.5   Application of Delaware Law             29
               Section 17.6   Sole and Absolute Discretion            29
               Section 17.7   Confidential Information                29
               Section 17.8   Headings                                29
               Section 17.9   Entire Agreement                        29
               Section 17.10  Gender and Number                       29
               Section 17.11  Successors                              29
               Section 17.12  Variation of Pronouns                   29
               Section 17.13  Attorneys' Fees                         29
               Section 17.14  Further Action                          30
               Section 17.15  Counterparts                            30
               Section 17.16  Covenant to Sign Documents              30
               Section 17.17  No Partition                            30
               Section 17.18  Not for Benefit of Creditors            30
               Section 17.19  Representations of Limited Partner      30
               Section 17.20  Waiver                                  31
               Section 17.21  Incorporation by Reference              31

          EXHIBIT A                                                    1
               CONTRIBUTIONS BY PARTNERS                               1

          EXHIBIT B                                                    1
               ALLOCATION OF PROFITS AND LOSSES                        1












          THE PARTNERSHIP INTERESTS REFERRED TO HEREIN ("INTERESTS") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF DELAWARE OR ANY OTHER STATE. SUCH INTERESTS ARE BEING OFFERED AND SOLD UNDER THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND SIMILAR EXEMPTIONS UNDER APPLICABLE STATE LAW.

          A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER APPLICABLE STATE SECURITIES LAWS AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT OR APPLICABLE STATE LAW.

          ARTICLE XIII OF THE PARTNERSHIP AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS.

                            LIMITED PARTNERSHIP AGREEMENT

                                          OF

                               MID-GEORGIA COGEN L.P.,

                            A DELAWARE LIMITED PARTNERSHIP

                    THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") of Mid-Georgia Cogen L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of the 15th day of April, 1996, between NCP Houston Power Incorporated, a Delaware corporation, as the general partner ("NCP Houston" or, in its capacity as the general partner, the "General Partner") and NCP Perry Incorporated, a Delaware corporation, as a limited partner ("NCP Perry") and NCP Houston, as a limited partner (together, NCP Perry and NCP Houston, in its capacity as a limited partner, are hereinafter referred to as the "Initial Limited Partners") and any other limited partner (the "Additional Limited Partner") admitted to the Partnership in accordance with the terms of this Agreement (together with the Initial Limited Partners, the "Limited Partners").


                                       RECITALS

               A. The Partnership was formed by NCP Houston, as a general partner, and NCP Perry, as a limited partner, for the purpose of developing, financing, constructing, owning (or leasing) and operating a natural gas and distillate oil-fired electric generating facility (the "Facility") to be located in Kathleen, Georgia. No written partnership agreement was entered into at the time of its formation, but a Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on December 3, 1993 (the "Certificate").







               B. The General Partner and the Initial Limited Partners desire to continue the Partnership on the terms and conditions set forth herein and to enter into this Agreement to govern the relationships of the parties hereto.

                    NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

          Section 1.1. Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

               "Act" shall mean the Delaware Revised Uniform Limited Partnership Act.

               "Affiliate" shall mean, with respect to any Person, a Person (including a subsidiary) which directly or indirectly controls, or is controlled by, or is under common control with, such Person.

               "Capital Account" shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the provisions of Article VI.

               "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the initial gross asset value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner.

               "Cash Available for Distribution" shall mean, at any time, such cash on hand and in financial institutions as in the General Partner's sole and absolute discretion is then available for distribution to the Partners after (i) all costs and expenses incurred by or on behalf of the Partnership have been paid or reimbursed and all current debts and obligations of the Partnership have been paid or provisions therefor have been made,
          (ii) reserves have been set aside by the General Partner (which reserves shall be determined by the General Partner in its sole and absolute discretion) and (iii) adequate provision has been made for the satisfaction of debt service requirements (if any).

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "EI Fuels" shall mean EI Fuels Corporation, a Delaware corporation.

               "EI Services" shall mean EI Services, Inc., a Delaware corporation.






               "Equity Contribution Agreement" shall mean that certain Equity Contribution Agreement, dated as of April 15, 1996, among NCP Houston, NCP Perry, the Partnership and The Bank of Nova Scotia.

               "Fuel Management Agreement" shall mean that certain Fuel Management Agreement, dated as of February 19, 1996, between EI Fuels and the Partnership, as amended by the letter amendment thereto dated as of April 15, 1996.

               "GDPIPD" shall mean the Gross Domestic Product Implicit Price Deflator which shall have the value specified by the United States Government Department of Commerce, Bureau of Economic Analysis, in the Survey of Current Business as published in January of each year and revised thereafter.

               "Limited Partnership Interest" shall mean, as to any Limited Partner, the proportion that the Partnership Interest of such Limited Partner (as such) bears to the sum of the Partnership Interests of all Partners.

               "Loan Documents" shall have the same meaning as set forth in the Project Loan Agreement.

               "Majority in Interest of the Limited Partners" shall mean the Limited Partners owning more than fifty (50%) percent of the Partnership Interests then owned by all of the Limited Partners.

               "Operations Management Agreement" shall mean that certain Construction and Operations Management Agreement dated as of April 15, 1996 between EI Services and the Partnership.

               "Partnership Interest" shall mean the percentage interest in the profits, losses and capital of the Partnership of each Partner which is set forth opposite such Partner's name on Exhibit A annexed hereto, as such percentage interest may be amended from time to time.

               "Partnership Property" shall mean the Partnership's right, title and interest in all property of the Partnership, whether real, personal or mixed, whether tangible or intangible.

               "Partner" shall mean NCP Houston, NCP Perry and any other Person admitted as a general or limited partner to the Partnership.

               "Person" shall mean the individual, partnership (whether general or limited), business trust, joint venture, trust, unincorporated association, corporation, limited liability company, joint stock company, government authority or any other legal entity of whatever nature.

               "Project Documents" shall have the same meaning as set forth in the Project Loan Agreement.







               "Project Loan Agreement" shall mean that certain Loan and Reimbursement Agreement dated as of April 15, 1996, among Partnership, The Bank of Nova Scotia and other parties thereto, as it may be amended from time to time.

               "Regulations" shall mean the Treasury Regulations promulgated under the Code.

               "Transaction Documents" shall have the same meaning as set forth in the Project Loan Agreement.


                                      ARTICLE II
                               FORMATION OF PARTNERSHIP

          Section 2.1 Continuation. On December 3, 1993, NCP Houston and NCP Perry caused the Certificate to be prepared and to be filed in the Office of the Secretary of State of the State of Delaware. The General Partner and the Initial Limited Partners hereby ratify and approve the Certificate of Limited Partnership of the Partnership effective as of the date of this Agreement. The parties hereto acknowledge that the Partnership has been formed under the Act, and that the Act shall govern the rights and liabilities of the parties hereto, except as otherwise herein expressly stated. As of the date hereof, NCP Houston is the sole General Partner of the Partnership. As of the date hereof, NCP Perry and NCP Houston are the sole limited partners of the Partnership. The Partners expressly ratify and approve all prior actions of the Partnership.

          Section 2.2 Name. The name of the Partnership is "MID-GEORGIA COGEN L.P." The business of the Partnership may be conducted under any name chosen by the General Partner, in accordance with the Act, and the General Partner may, in its sole discretion, change the name of the Partnership from time to time. The General Partner shall promptly notify the Limited Partners of any such name change.

          Section 2.3 Principal Office. The principal office of the Partnership shall be located at One Upper Pond Road, Parsippany, NJ 07054. From time to time, the General Partner may change the location of such principal office and may establish such additional offices as the General Partner may deem advisable, in the General Partner's sole discretion. Notification of any such change or additional offices shall be given to the Limited Partners as soon as practicable.


                                     ARTICLE III
                      FILING OF CERTIFICATES AND OTHER DOCUMENTS

          Section 3.1 Additional Filings of Certificates. In addition to the filing of the Certificate with the Delaware Secretary of State, the General Partner shall cause the Certificate to be filed in such other places as are or shall be required by






          applicable law. The General Partner shall also cause the Certificate to be amended as and when required by applicable law, and shall cause to be prepared and filed in the office of the Delaware Secretary of State and in such other places as are or shall be required by applicable law any certificate of cancellation required to be filed by applicable law.

          Section 3.2 Filing of Other Documents. From time to time, the General Partner shall sign, acknowledge, swear, file and publish any additional certificates, notices, statements or other instruments, including without limitation, any appropriate fictitious business name statements, as, when and where required by any provisions of law governing the formation of the Partnership or the conduct of its business or to enable the Partnership to have a right, title and interest in real, personal or mixed property in the Partnership's name.


                                      ARTICLE IV
                                       PURPOSES

          Section 4.1 Purposes of Partnership. The purposes of the Partnership are to: construct, finance, own and/or lease, operate and manage the Facility; and carry on any activities whatsoever that it may deem proper, convenient, incidental or appropriate in connection with any of the foregoing purposes, or that it may deem calculated, directly or indirectly, to improve the interests of the Partnership in connection therewith.
          Without limiting the generality of the foregoing, the Partnership may (A) develop, own, invest, sell, transfer, convey, license, mortgage, pledge, exchange, use, exhaust or otherwise dispose of or deal with all of the property of every nature whatsoever of the Partnership, (B) incur indebtedness, secured or unsecured, for any of the purposes of the Partnership, (C) engage in any activities in the opinion of the General Partner that are in furtherance of said purposes and are not prohibited by law and
          (D) execute, deliver and perform all such documents, writings, agreements, certificates, acknowledgments, applications and instruments incidental thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time.


                                      ARTICLE V
                       TERM, FISCAL YEAR AND ACCOUNTING METHOD

          Section 5.1 Term. The term of the Partnership commenced on December 3, 1993, the date the Certificate was filed in the office of the Delaware Secretary of State. Unless earlier dissolved pursuant to Section 16.1 hereof or the provisions of the Act, the Partnership shall be dissolved on April 14, 2046.

          Section 5.2 Fiscal Year; Accounting Method. The Partnership's fiscal year shall be the calendar year. The Partnership's books and records shall be maintained on an accrual basis in accordance with generally accepted accounting principles and tax accounting






          methods applicable to the Partnership.


                                      ARTICLE VI
                              CONTRIBUTIONS AND CAPITAL

          Section 6.1 Capital Contributions. (a) As of the date of this Agreement, each Partner has contributed to the capital of the Partnership the net amount set forth opposite such Partner's name on Exhibit A attached hereto, and such amount has been credited to such Partner's Capital Account.

                    (b) NCP Houston and NCP Perry each agree to make the capital contributions to the Partnership in the amounts and at the times as required under the Equity Contribution Agreement.
          In the event that General Public Utilities Corporation ("GPU") is required to meet the obligations of NCP Houston or NCP Perry, as the case may be, under its Guarantee of the Equity Contribution Agreement, dated as of April 15, 1996, such payments by GPU shall be treated as satisfying the obligations of NCP Houston or NCP Perry, as the case may be, under the Equity Contribution Agreement and shall also be treated as capital contributions to the Partnership by the respective guaranteed party.

                    (c) Except as set forth in this Section 6.1 or as expressly required elsewhere in this Agreement, no Partner shall have any further obligation to make capital contributions to the Partnership.

          Section 6.2 Capital Account. The Partnership shall maintain a Capital Account for each Partner in accordance with the following provisions:

                    (i) To each Partner's Capital Account there shall be debited (x) the amount of cash and the gross asset value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, (y) such Partner's distributive share of Loss and any items in the nature of expenses or losses which are specially allocated pursuant to Exhibit B hereof, and
          (z) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                    (ii) To each Partner's Capital Account there shall be credited (x) such Partner's Capital Contributions, (y) such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Exhibit B hereof, and (z) the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

                    (iii) In the event all or a portion of a Partner's Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the






          transferred Partnership Interest.

                    (iv) In determining the amount of any liability for purposes of clauses (i) and (ii) hereof, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

                    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not reasonably expected to have a material effect on the amounts distributable to any Partner pursuant to Article XVI hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations
          Section 1.704-1(b).

          Section 6.3 Withdrawal of Capital. No Partner shall have the right to withdraw its Capital Contribution or to receive any return of all or any portion of its Capital Contribution.

          Section 6.4 Interest. Interest earned on funds of the Partnership shall constitute Partnership Property and no Partner shall be entitled to interest on any Capital Contribution, on any Capital Account balance or on any undistributed or reinvested Partnership Property.

          Section 6.5 No Liability for Return of Capital. The General Partner shall not be personally liable for the return of all or any portion of the Capital Contribution of any Limited Partner; the return of such Capital Contribution shall be made solely from Partnership assets. Under the circumstances requiring a return of any Capital Contribution pursuant to the terms of this Agreement, no Partner shall have the right to demand or receive property other than cash except as may be specifically provided for herein.

          Section 6.6 No Third Party Rights. Except as each Partner may otherwise consent with respect to such Partner's own obligations or rights, the obligations or rights of the Partnership or of Partners to make or require any Capital Contribution under this






          Agreement shall not grant any rights to, or confer any benefits upon, any Person who is not a Partner unless otherwise required by applicable law.


                                     ARTICLE VII
                   DISTRIBUTIONS;  ALLOCATION OF PROFITS AND LOSSES

          Section 7.1 Distributions. The Partnership intends to make distributions of Cash Available for Distribution from time to time (each such distribution, a "Distribution") as determined by
          the General Partner, subject to the following:   (i)
          Distributions may be restricted or suspended when the General Partner determines in its sole and absolute discretion that it is in the best interest of the Partnership to do so; and (ii) Distributions shall be limited by, or otherwise subject to, the terms on which the Partnership has incurred any indebtedness outstanding. Subject to the foregoing and to Article XVI hereof, Cash Available for Distribution, if any, shall be distributed to the Partners in proportion to the Partnership Interest of each Partner.

          Section 7.2 Form of Distribution. No Partner shall have any right to receive any Partnership Property other than cash upon a Distribution, except as specifically provided in this Agreement. A Partner shall not be compelled to accept a distribution of Partnership Property other than cash.

          Section 7.3 Allocation of Profits and Losses. The profits and losses and other items of the Partnership shall be allocated among the Partners as set forth in Exhibit B attached hereto.
          For purposes of this Agreement, profits and losses shall mean the profits or losses, as the case may be, of the Partnership for each fiscal year, or part thereof, as determined by the Partnership's independent certified public accountants and reported to the Partners on the Partnership's financial statements; provided, however, that if, pursuant to Exhibit B, certain items of income, gain, loss or expense are required to be reported and allocated differently for tax purposes than for financial reporting purposes, the Partnership shall allocate such items among the Partners in accordance with Exhibit B in preparing and filing its tax returns.


                                     ARTICLE VIII
                                     TAX MATTERS

          Section 8.1 Considered a Partnership. The Partners intend that, as defined in Section 7701(a)(2) of the Code, the Partnership will be treated as a partnership for United States,
          state and local income tax purposes.   Specifically, each Partner
          agrees not to make the election described in Section 761(a) of the Code to be excluded from the application of the provisions of Subchapter K. Moreover, each Partner further agrees not to make an election to be excluded from the application of the






          partnership provisions of any applicable state taxation code or statute.

          Section 8.2 General Partner as Tax Matters Partner. The General Partner is designated the tax matters partner ("Tax Matters Partner") as provided in Section 6231(a)(7)(A) of the Code and any comparable provision of state or local law. Except as otherwise provided herein, this designation is effective only for the purpose of activities performed under the Agreement pursuant to the provisions of the Code and any comparable provision of state or local law and shall be subject to the following terms and conditions:

                    (a) The Tax Matters Partner shall keep the Partners informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a)(3) of the Code and any comparable provision of state or local law) at the Partnership level.

                    (b)  If notice of an administrative proceeding under
          Section 6223 of the Code (or any comparable provision of state or local law) is received by a Partner (other than the Tax Matters Partner), such Partner shall notify the Tax Matters Partner of the treatment of any Partnership item on the Partner's income tax return which is or may be inconsistent with the treatment of that item on the Partnership return.

                    (c) No Partner (other than the Tax Matters Partner) shall enter into any settlement agreement with any taxing authority with respect to any Partnership item unless and until such Partner shall have first notified the Tax Matters Partner in writing of the proposed agreement and its terms at least thirty
          (30) days prior to entering into such settlement.

                    (d) The Tax Matters Partner or any Partner shall notify all Partners of any intention to file a petition with the Tax Court for a redetermination of any Partnership item within five (5) business days from the date of the Notice of Final Partnership Administrative Adjustments (as defined in Section 6223 of the Code).

                    (e) The Tax Matters Partner may enter into one or more agreements with the Internal Revenue Service with respect to the tax treatment of any items of Partnership income, loss, deductions or credits and, to the extent permitted under the Code, may expressly argue that such agreement or agreements shall bind all of the Partners.

          Section 8.3 Preparation of Tax Returns. The Tax Matters Partner shall cause the preparation and timely filing of United States, state and local income tax returns on behalf of the Partnership. Each Partner agrees to furnish the Tax Matters Partner such information as each Partner may have which is required for the proper and timely preparation of such returns.







          Section 8.4 Elections by Tax Matters Partner. The Tax Matters Partner shall make the following elections under the Code and the Regulations and any similar state and local statutes and regulations:

                    (a) To adopt the calendar year as the annual accounting period, unless otherwise required by law;

                    (b)  To adopt the accrual method of accounting;

                    (c) To make such other elections as the Tax Matters Partner may deem advisable to reduce Partnership taxable income to the maximum extent possible and to take deductions in the earliest taxable year possible in accordance with the Code and the Regulations.

          Section 8.5 Special Basis Adjustment. In connection with Distributions or any assignment or transfer of a Partnership Interest permitted by the terms of this Agreement, the General Partner in its discretion may cause the Partnership, at the written request of the transferor or the transferee with respect to a transfer of a Partnership Interest, on behalf of the Partnership and at the time and in the manner provided in the Regulations, to make an election to adjust the basis of Partnership Property in the manner provided in Sections 734(b),
          743(b) and 754 of the Code.   If such election is made with
          respect to a transfer of a Partnership Interest, the transferee shall pay all costs incurred by the Partnership in connection therewith, including without limitation, reasonable attorneys' and accountants' fees.

          Section 8.6 Withholding. The General Partner shall comply with any income tax withholding obligations that may be imposed from time to time by the Code or any similar state and local statutes with respect to distributions or income allocations to Partners.

          Section 8.7 Survival of Tax Provisions. The provisions of this Agreement relating to tax matters shall survive the termination of the Partnership and this Agreement and the termination of any Partner's Partnership Interest in the Partnership and shall remain binding on that Partner for the period of time necessary to resolve with any Federal, state or local tax authority any tax matters regarding the Partnership.


                                      ARTICLE IX
                        BOOKS, RECORDS, ACCOUNTING AND REPORTS

          Section 9.1 Books and Records. The Partnership's books and records, together with copies of all of the documents and papers pertaining to the business of the Partnership, shall be kept at the principal place of business of the Partnership and at all reasonable times upon reasonable notice shall be open to the inspection of and may be copied and excerpts taken therefrom by






          any Partner, or such Partner's duly authorized representative, provided that such inspection is made in good faith, at such Partner's expense, and without any intent to damage the Partnership or any of the Partners.

          Section 9.2    Reports; Fiscal Year.

                    (a) Annual Reports. Within one hundred twenty (120) days after the close of each fiscal year, the Partnership shall provide its Partners with a balance sheet (including a statement of such Partner's capital account), determined as of the close of such year, and an income statement and a statement of changes in financial position for such year, which balance sheet and statements shall be accompanied by the report prepared by the independent accountants engaged by the General Partner on behalf of the Partnership.

                    (b) Quarterly Reports. The General Partner shall prepare and forward to the Limited Partners quarterly unaudited financial information summarizing the results of operations of the Partnership's business for the three months then ended within sixty (60) days after the end of each such period (excluding the last fiscal quarter), the form and extent of which shall be in the sole discretion of the General Partner.

          Section 9.3 Tax Returns. The General Partner shall send to each Partner, within one hundred twenty (120) days after the end of each tax year, the information necessary for such Partner to complete its Federal and state income tax or information returns.

          Section 9.4 Bank Accounts. All funds of the Partnership shall be deposited in the name of the Partnership in such bank accounts or other accounts, including, in the sole discretion of the General Partner, money market funds or other short term investments, as shall be determined by the General Partner, or as may be otherwise required under the Project Loan Agreement. All withdrawals therefrom shall be made upon checks signed on behalf of the Partnership by any officer of the General Partner or by any Person or Persons authorized by the General Partner to sign checks on behalf of the Partnership, except as otherwise may be required under the Project Loan Agreement.


                                      ARTICLE X
                  COMPENSATION AND REIMBURSEMENT OF GENERAL PARTNER

          Section 10.1 Compensation. In addition to other amounts payable to the General Partner hereunder, the General Partner shall have the authority to cause the Partnership to pay or cause to be paid:

                              (i)       On the Closing Date (as defined in
          the Project Loan Agreement), the amounts payable on the Closing Date as set forth in the budget delivered pursuant to Section 8.1(w) of the Project Loan Agreement, including a development fee






          to the General Partner of not less than Three Million Five Hundred Thousand ($3,500,000) Dollars.

                              (ii)      Commencing on the Closing Date (as
          defined in the Project Loan Agreement), an annual administrative fee ("Administrative Fee") to the General Partner equal, in each twelve month period, to the product of $50,000 and a fraction, the numerator of which is the GDPIPD as of January 1st of such year and the denominator of which the GDPIPD as of January 1st of the year in which the Closing Date occurs. The Administrative Fee shall be payable in advance in equal installments, beginning on the Closing Date and thereafter on each March 31, June 30, September 30 and December 31, during the term of this Agreement, and shall be apportioned for periods of less than twelve months.

                              (iii)     reimbursements from time to time
          for all expenses incurred by the General Partner in performing its duties hereunder including, but not limited to, travel costs, costs incurred in the preparation of draw requests under, and compliance with, the Project Loan Agreement and other Transaction Documents, amounts payable to Persons employed pursuant to
          Section 12.2(b)(iii) hereof (including allocable overhead) and attorneys' fees, consultants' fees, accountants' fees and similar fees related thereto.


                                      ARTICLE XI
                                 AUTHORIZED PAYMENTS

          Section 11.1 Contractual Obligations. The General Partner shall have the authority to cause the Partnership to pay, subject to any restrictions contained in the Project Loan Agreement, all amounts payable by the Partnership to (i) EI Services under the Operations Management Agreement, (ii) EI Fuels under the Fuel Management Agreement and (iii) Energy Initiatives Inc. under that certain Front Load Letter of Credit Maintenance Agreement dated as of April 15, 1996.


                                     ARTICLE XII
                    RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

          Section 12.1 Management of the Partnership. The management and control of the business and affairs of the Partnership shall be vested solely in the General Partner, except as otherwise expressly provided in this Agreement.

          Section 12.2   Authority of the General Partner.

                              (a)  The General Partner shall have all the
          rights and powers herein conferred upon the General Partner and all rights and powers of general partners as provided in the Act and as otherwise provided by law, except to the extent such powers may be expressly limited by this Agreement. Notwithstanding anything to the contrary set forth herein, the






          General Partner shall have the right and power to cause the Partnership to perform all of its obligations and to take all action required by the Transaction Documents. Any action taken by the General Partner on behalf of the Partnership shall constitute the act of and serve to bind the Partnership.

                              (b)  Except as otherwise expressly provided
          in this Agreement, including, without limitation, the restrictions set forth in Section 12.6 below, the General Partner is hereby granted the right, power and authority to do on behalf of the Partnership, and in its name, to the extent the General Partner determines it to be appropriate, all things which, in its good faith judgment, are necessary, proper or desirable to carry out its duties and responsibilities in managing the business of the Partnership, including, but not limited to, the right, power and authority from time to time to do the following:

                                   (i)       to make borrowings under the
          Transaction Documents, and, as contemplated and permitted thereby as security for the Partnership's obligation thereunder, to mortgage, pledge or otherwise encumber the assets of the Partnership, all on such terms and conditions as the General Partner in its discretion deems appropriate;

                                   (ii)      to cause to be paid all
          amounts due and payable by the Partnership to any Person and to collect all amounts due to the Partnership;

                                   (iii)     to employ such agents,
          employees, managers, accountants, attorneys, consultants and other Persons, including itself and its Affiliates (including, without limitation, EI Services pursuant to the Operations Management Agreement and EI Fuels pursuant to the Fuel Management Agreement), as it deems necessary or appropriate to carry out the business and affairs of the Partnership, whether or not any such Persons so employed are Affiliates of any Partner, and to pay the fees, expenses, salaries, wages and other compensation to such Persons provided for in the agreement under which they are employed;

                                   (iv)      to pay, extend, renew, modify,
          adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

                                   (v)       subject only to such
          limitations, if any, as are specifically set forth in this Agreement, to pay any and all fees and to make any and all expenditures which it, in its good faith judgment, deems necessary or appropriate in connection with the organization of the Partnership, the management of the affairs of the Partnership, and the carrying out of its obligations and responsibilities under this Agreement, and to enforce all rights






          of the Partnership;

                                   (vi)      to admit an assignee of a
          Limited Partner's Interest to be a Limited Partner in the Partnership, pursuant to and subject to the terms of Section 14.2;

                                   (vii)     to prosecute, protect and
          defend or cause to be prosecuted, protected and defended all patents, patent rights, tradenames, trademarks and servicemarks, and all applications with respect thereto, which may be held by the Partnership and to take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any trade secret, know-how, secret processes or other proprietary information and to prosecute and defend all rights of the Partnership in connection therewith;

                                   (viii)    to enter into, execute,
          acknowledge, deliver and perform any and all contracts, agreements or other instruments necessary or appropriate to carry on the business of the Partnership, including, without limitation, the Transaction Documents (and all such contracts, agreements and instruments as have been executed are hereby ratified and approved) subject to the restrictions set forth in
          Section 12.6(c);

                                   (ix)      to file any and all tax
          returns that may be required by applicable law, to cause to be paid any and all taxes, charges and assessments that may be levied or assessed against or imposed upon the Partnership or any of the assets of the Partnership.

                                   (x)       subject to Section 8.4 to
          make, from time to time, such tax elections, as the General Partner may deem necessary or desirable and to file any and all tax returns that may be required by applicable law;

                                   (xi)      to enter into agreements and
          engage in the transactions described in Section 10.1 with itself, as provided in such Section, and to execute and deliver the Operations Management Agreement and the Fuel Management
          Agreement;

                                   (xii)     to establish and maintain one
          or more accounts for the Partnership in such banks, and with such brokers and other financial institutions as the General Partner may from time to time designate;

                                   (xiii)    to make Distributions
          periodically to the Partners in accordance with the provisions of this Agreement;

                                   (xiv)     to sell, transfer, assign,
          convey, lease or otherwise dispose of or deal with all or any part of the Partnership Property or any interest or estate






          therein, subject to the restrictions set forth in Section
          12.6(b);

                                   (xv)      to execute and deliver (either
          singly or jointly) on behalf of the Partnership any documents required to be executed and delivered by the Partnership pursuant to the closing of the financing relating to the construction and development of the Facility, including, but not limited to the Transaction Documents and all documents and certificates required or otherwise necessary or convenient to be executed in connection with the transactions contemplated thereby;

                                   (xvi)     to acquire and enter into any
          contract of insurance which the General Partner in its good faith judgment deems to be necessary and proper for the protection of the Partnership, for the conservation of Partnership Property or for any purpose beneficial to the Partnership;

                                   (xvii)    to make any alterations,
          improvements and repairs which are necessary to maintain the Partnership Property in good operating condition;

                                   (xviii)   to invest, subject to any
          restrictions contained in the Project Loan Agreement, any Partnership funds not immediately needed in the conduct of the Partnership's business in such investments as the General Partner deems appropriate; and

                                   (xix)     to engage in any kind of
          activity and to perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as such activities and contracts may be lawfully carried on or performed by a partnership under the laws of the State of Delaware.

                              (c)  With respect to all of its obligations,
          powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as it deems proper, all on such terms and conditions as it deems proper, but subject to the limitations on the powers of the General Partner contained below in Section 12.6(b) and
          (c).

          Section 12.3 Right of Public to Rely on Authority of General Partner. At any time during the term of the Partnership, any General Partner, individually, if there is more than one General Partner, shall have the authority to act for and on behalf of the General Partners collectively and the Partnership consistent with the terms and conditions of this Agreement. No person shall be required to determine a General Partner's authority to undertake any act or execute any contract on behalf of the General Partners






          collectively (if more than one) and on behalf of the Partnership, or to see to the application or distribution of revenues or proceeds paid to a General Partner as a representative of the Partnership. Any Limited Partner who acts in contravention of this Agreement and thereby causes itself to be deemed a general partner for liability purposes shall under no circumstances be construed as receiving a grant of power to act or authority to act in such capacity under this or any other provision of this Partnership Agreement.

          Section 12.4   Duties and Obligations of General Partner.

                    (a) The General Partner shall be responsible for the general management, supervision, and administration of the Partnership's business and affairs. The General Partner shall also manage and supervise the construction and operation of the Facility. The General Partner shall devote such time and effort to the Partnership's business as shall be reasonably necessary or appropriate to perform its duties as specified in the preceding sentence, and the General Partner shall not engage in any business other than the business of the Partnership.

                    (b) Neither being a party to this Agreement nor participating in the implementation and development of the Facility shall in any way restrain any Partner or its officers, directors, shareholders, employees or Affiliates from engaging in any other present or future business activities, whether or not any such activity is competitive with the business of the Partnership or the Facility, or shall in any way preclude or restrict any of them from entering into a joint venture, partnership or other business arrangement with one or more Partners, whether or not such venture, partnership or arrangement is competitive with the business of the Partnership or the Facility.

                         No Partner or its officers, directors,
          shareholders, employees or Affiliates shall be obligated or bound to offer or present to any other Partner or the Partnership any business opportunity offered to such Partner, officers, directors, shareholders, employees or Affiliates, whether or not such business opportunity is competitive with the business of the Partnership or the Facility.

          Section 12.5 Liability of the General Partner; Indemnification. The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership, to any of the Limited Partners or to any other Person for any act or omission performed or omitted in good faith by it as General Partner on behalf of the Partnership or the Limited Partners, as the case may be, and in a manner reasonably believed by the General Partner to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, except when such action or failure to act constitutes gross negligence or willful misconduct. The General Partner shall be indemnified by the Partnership against any






          liability, loss or expense, including, without limitation, reasonable attorney's fees, litigation costs, settlement amounts and judgments, as and when incurred, it may incur for any act performed by it in good faith and reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership; provided, however, that no indemnification may be made in respect of any claim, issue or matter as to which the General Partner shall have been adjudged by a court having jurisdiction to be liable for gross negligence or willful misconduct in the performance of its duties hereunder unless, and only to the extent that, the court in which such action or suit has been brought determines that in view of all the circumstances of the case, despite such adjudication, the General Partner is fairly and reasonably entitled to indemnification for those expenses which the court deems proper. Any indemnity under this Section 12.5 shall be paid from, and only to the extent of, the Partnership Property, and no Limited Partner shall have any personal liability on account thereof.

                    The obligations of the Partnership to the General Partner under this Section 12.5 are subordinate, subject and made junior in right of payment to the rights under the Project Loan Agreement of the Lenders, as defined therein; provided, however, that so long as no Event of Default shall have occurred and be continuing under the Project Loan Agreement, the Partnership may make such payments to the General Partner as may be required under this Section 11.5.

          Section 12.6   Restrictions.

                    (a) Notwithstanding anything herein to the contrary, the General Partner shall not borrow money on behalf of the Partnership for other than a Partnership purpose, it being understood without limitation that any borrowings made under the Transaction Documents shall be deemed to be made for Partnership purposes.

                    (b)  The General Partner shall not cause the
          Partnership to sell all or substantially all of the Partnership Property, except upon obtaining the consent of a Majority in Interest of the Limited Partners or in accordance with the procedures described in Article XVI with respect to the dissolution of the Partnership, if applicable.

                    (c) Except as otherwise provided herein, without the consent of a Majority in Interest of the Limited Partners, the General Partner shall have no authority to:

                              (i) do any act in contravention of this Agreement or the Partnership's Certificate of Limited
          Partnership, as such document may be amended from time to time;

                              (ii)      do any act which would make it
          impossible to carry on the ordinary business of the Partnership;







                              (iii)     possess any Partnership Property,
          or assign rights in specific Partnership Property for other than a Partnership purpose;

                              (iv)      borrow from the Partnership;

                              (v)       affirmatively represent to any
          Person that any Limited Partner is a general partner of the Partnership other than NCP Houston in its capacity as General Partner;

                              (vi)      except as provided in Article XIV,
          admit a Person as a Limited Partner or as a General Partner;

                              (vii)     change the nature of the
          Partnership's business;

                              (viii)    transfer the Facility;

                              (ix)      cause or permit the Partnership to
          waive any provisions of its material agreements, including but not limited to the Project Loan Agreement, the Power Purchase Agreement (as defined in the Project Loan Agreement), the Operations Management Agreement or the Fuel Management Agreement if such waiver would have the effect of (1) decreasing by a material amount the amount of payments to be made by Georgia Power Company thereunder to the Partnership under the Power Purchase Agreement, (2) relieving Georgia Power Company by a material amount of its obligations to accept and pay for all electric energy and capacity delivered to it under the Power Purchase Agreement or (3) diminishing the term of the Power Purchase Agreement; or

                              (x)       cause or permit the Partnership to
          modify, amend or waive any provisions of its material agreements, including but not limited to the Project Loan Agreement, the Power Purchase Agreement (as defined in the Project Loan Agreement), the Operations Management Agreement, the Fuel Management Agreement, any other Loan Documents or any Project Document or enter into any new Project Documents, if such modification, amendment or waiver is expected to have a material adverse effect on the Facility.

          Section 12.7 Withdrawal of General Partner. The General Partner shall not voluntarily withdraw from the Partnership as a General Partner, and no purported withdrawal shall be effective, unless (i) a substitute General Partner shall have been selected as provided in Article XV, and (ii) the General Partner shall have delivered to the Partnership an opinion of the Partnership's counsel that such withdrawal and appointment of such successor General Partner or Partners would not (x) subject the Partnership to Federal income taxation as an association taxable as a corporation and not as a partnership or (y) result in the loss of the Project's status as a "qualifying cogeneration facility" under Public Utility Regulatory Policies Act ("PURPA") or any






          applicable successor provision (if the Facility then is not required to be a qualifying cogeneration facility under the Project Loan Agreement), unless otherwise permitted under the Loan Documents. The General Partner may not dispose of its Partnership Interest held by it as a General Partner except to its successor general partner or partners.


                                     ARTICLE XIII
                    RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

          Section 13.1 No Right to Participate in Management. The Limited Partners shall not, and shall have no right to, participate in the control, conduct or operation of the Partnership or the Partnership's business, and shall have no right or authority to act for or bind the Partnership; provided, however, that a Limited Partner may be selected as the person to act for and bind the Partnership during the winding up period following dissolution of the Partnership pursuant to, and subject to the conditions of, Section 16.3(a) hereof in the event that the General Partner is no longer a general partner of the Partnership and no Substitute General Partner exists. A Limited Partner shall not be deemed to participate in the management or control of the Partnership solely by virtue of consulting with and advising the General Partner with respect to the business of the Partnership or exercising any rights or powers which the Limited Partners are permitted to exercise pursuant to this Agreement and Section 17-303 of the Act.

          Section 13.2   Limited Liability.   No Limited Partner or
          assignee of a Limited Partner shall have any liability whatsoever for any debts, liabilities or other obligations of the Partnership to the fullest extent provided by the Act, beyond the amount of such Limited Partner's Capital Contribution pursuant to
          Section 6.1 hereof; provided, however, that each Limited Partner may be required to return any Distributions made to such Limited Partner (with interest thereon) in violation of Section 17-607 of the Act. A Limited Partner, as such, shall not be personally liable for any obligations of the Partnership, and shall not be obligated to make loans to the Partnership.

          Section 13.3 Matters Subject to Vote. The Limited Partners shall not be entitled to vote on, or consent to, any matters except as expressly provided for in this Agreement or as otherwise required by law.

          Section 13.4 Call of Meetings and Written Consents. The General Partner may call a meeting of the Limited Partners for a vote, or may call for a vote or consent without a meeting. The General Partner shall call a meeting of the Limited Partners for a vote, or shall call for a vote or consent without a meeting, within twenty (20) days after receiving a written request from Limited Partners holding a majority or more of the aggregate Limited Partnership Interests for a vote or consent with respect to any matter as to which any or all of the Limited Partners may






          vote or consent pursuant to Section 13.3 hereof. The General Partner's notice of a meeting shall state the time and place of the meeting, and the general nature of the business to be transacted; if no meeting is called, the General Partner's notice shall state the matter or matters as to which a vote or consent is being sought and the date on which such votes or consents shall be counted. The date of the meeting, or the date on which votes or consents shall be counted, shall be no less than ten
          (10) nor more than sixty (60) days after the mailing of the General Partner's notice. The meeting, if any, shall be held at the Partnership's principal place of business or at such other at location as the General Partner shall state in the notice. The Partnership shall bear all expenses of the notification and meeting or vote or consent.

          Section 13.5 Manner of Voting. Each Limited Partner shall be entitled to cast votes (a) at a meeting, in person, by written proxy or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the General Partner before the meeting or (b) without a meeting, by a signed writing indicating the matter as to which the vote or consent is effective and, if a vote, whether it is in support of or opposition to such matter, which writing must be received by the General Partner at or before the time and date on which the votes or consents are to be counted. Only the votes or consents of Limited Partners of record on the date on which the General Partner sends its notice, whether at a meeting or otherwise, shall be counted. The General Partner shall be entitled to vote its Limited Partnership Interest, if any, for all matters in the same fashion as other Limited Partners. If a proposal is approved by an action of the Limited Partners taken without a meeting, the written vote or consent shall set forth the action to be taken and shall be signed by Limited Partners owning, in the aggregate, not less than the minimum percentage of the aggregate Limited Partnership Interest that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted.

          Section 13.6   Limitations.   No Limited Partner shall have the
          power to: (a) withdraw from the Partnership or reduce its contribution to the capital of the Partnership; (b) except as may be otherwise required by law, cause the dissolution and termination of the Partnership by court decree or otherwise; or
          (c) receive property other than cash in return for such Limited Partner's Capital Contribution.

          Section 13.7 Compensation and Reimbursement. No salary or other compensation shall be paid to any Limited Partner.


                                     ARTICLE XIV
                         ASSIGNMENT OF PARTNERSHIP INTERESTS

          Section 14.1 Restrictions on Transfers. No Partner shall voluntarily, involuntarily or by operation of law, convey,






          exchange, assign, mortgage, encumber, hypothecate, pledge, sell or otherwise transfer (each a "Transfer") all or any portion of its interest in the Partnership or enter into any agreement to do so, except in accordance with the provisions of this Article XIV. Any attempted Transfer in violation of the terms of this Article XIV shall be deemed to be null and void and of no effect.

               No Partner may Transfer any portion of its interest in the Partnership unless (a) the Partnership shall have received an instrument, duly executed by the transferring Limited Partner, in a form satisfactory to the General Partner, which sets forth the transferee of the Limited Partnership Interest which is the subject of the Transfer, (b) the Partnership shall have received an opinion from counsel reasonably acceptable to the Partnership that (i) such Transfer shall not result in the Partnership being treated as an association taxable as a corporation under the Code, (ii) such Transfer would not result in the Facility ceasing to be a "qualifying cogeneration facility" under PURPA (if the Facility then is a qualifying cogeneration facility) or an exempt wholesale generator ("EWG") (if the Partnership then is an EWG), unless otherwise permitted under the Project Loan Agreement,
          (iii) such Transfer, when added to any previous Transfer by any other Partner within a twelve (12) month period, would not cause the Partnership to be considered to be terminated under Section 708(b) of the Code, unless such Transfer has received the unanimous consent of the Partners, and (iv) such Transfer would not cause a Default (as defined in the Project Loan Agreement), and (c) the transferee of the Limited Partnership Interest agrees to be bound by the provisions of this Article XIV and (d) the transferee of the Limited Partnership Interest shall have paid all of the fees and expenses (including reasonable attorneys' fees) incurred by the Partnership and the General Partner in effecting the Transfer and, if requested, the substitution described in Section 14.3.

          Section 14.2 Rights of Assignee of Limited Partnership. An assignee of a Partner's Limited Partnership Interest or a portion thereof (an "Assignee") who does not become a Substitute Limited Partner in accordance with the provisions of Section 14.3 hereof shall not have any other rights of a Partner other than the right to the transferring Limited Partner's share of Profits and Losses and Distributions. If the General Partner receives a notice of Transfer, as defined in Section 14.1, the Assignee shall become entitled to receive the transferring Limited Partner's share of Profits and Losses and Distributions with respect to the Limited Partnership Interest so transferred and shall succeed to the transferring Limited Partner's Capital Account with respect to the Limited Partnership Interest so transferred as of the close of the month all the conditions set forth in Section 14.1 are satisfied; provided, however, that an Assignee shall become a Substitute Limited Partner only upon the satisfaction of the conditions for substitution set forth in Section 14.3 hereof.

          Section 14.3 Substitution of Assignee of Limited Partner. An Assignee of all or any part of a Partner's Limited Partnership






          Interest shall become a substitute limited partner ("Substitute Limited Partner") only if each of the following conditions are met:

                         (a) The General Partner consents thereto, which consent shall be in the sole and absolute discretion of the General Partner;

                         (b) The Assignee shall consent in writing, in a form prepared by or satisfactory to the General Partner, to be bound by all of the terms and conditions of this Agreement, and to assume all of the obligations of the transferring Limited Partner hereunder;

                         (c) The Assignee shall have certified in writing to the General Partner that the transferring Limited Partner intends that the Assignee become a Substitute Limited Partner; and

                         (e) All requirements of the Act, including any amendment of the Certificate required by the Act, shall have been completed by the Assignee, the transferring Limited Partner and the Partnership, as the case may be.

                    The admission of a Substitute Limited Partner shall be effective as of the close of the month in which all of the conditions specified in this Section 14.3 have been satisfied.

                    A Substitute General Partner may be admitted only pursuant to the provisions of Article XV or Section 12.8 hereof.

          Section 14.4 Consent to Assignment. Notwithstanding anything to the contrary set forth herein, each Partner hereby consents to
          (1) the pledge by the General Partner of all of its Partnership Interest to The Bank of Nova Scotia, as Security Agent, pursuant to the General and Limited Partner Interest Pledge Agreement (as defined in the Project Loan Agreement), (2) the pledge by each Initial Limited Partner of all of its Partnership Interest to The Bank of Nova Scotia, as Security Agent, pursuant to the Limited Partner Interest Pledge Agreement (as defined in the Project Loan Agreement) (the General Partner Interest Pledge Agreement and the Limited Partner Interest Pledge Agreement being collectively referred to as the "Pledge Agreements"), (3) the exercise by the Security Agent, upon the occurrence of an event of default under the Pledge Agreements, of the rights and remedies set forth under the Pledge Agreements, including, without limitation, (A) the right to exercise the voting and consensual rights and other powers of the assigning Partner as set forth in this Agreement to the extent provided in the Pledge Agreements, and (B) the right to foreclose upon the collateral subject to the security interests granted under the Pledge Agreements and to cause the Security Agent or any third party purchaser of such collateral to become a substitute General Partner or a substitute Limited Partner, as the case may be, to the extent provided in the Pledge Agreements without complying with the requirements of Section






          14.1, 14.3 or 15.3 of this Agreement, (4) any transfer by any nominee, affiliate or designee of the Security Agent or any successor thereto that has become a Substituted Limited Partner or substitute General Partner, and (5) the requirement set forth in Section 5(j) of the Pledge Agreements that all transfers of existing Partnership Interests, and all issuances of new or substitute Partnership Interests, be subject to the pledge in favor of the Security Agent.

          Section 14.5 Indemnification. Each Limited Partner hereby agrees that it shall indemnify and hold harmless the Partnership, and in the case of an attempted Transfer by such Partner, the General Partner, from and against any and all losses, costs, liabilities or economic disadvantages which result, directly or indirectly, from any attempt by such Partner to make a Transfer which does not comply with the requirements of this Article XIV.

          Section 14.6 Bankruptcy of a Limited Partner. In the event of the bankruptcy of a Limited Partner, the trustee, conservator, administrator, receiver or other successor in interest of such Limited Partner shall have all the rights of such Limited Partner for the purpose of settling or managing its affairs and such power as such Limited Partner possessed to assign all or a part of its Limited Partnership Interest and to join with the assignee in satisfying the conditions precedent to such assignee becoming a Substitute Limited Partner. The bankruptcy of a Limited Partner shall not dissolve the Partnership. A Limited Partner's successor in interest shall be liable for all obligations of the Limited Partner hereunder. In no event, however, shall such successor in interest become a Substitute Limited Partner, except in accordance with Section 14.3 hereof.

          Section 14.7 Further Assignments. An Assignee of all or any portion of a Partner's Partnership Interest pursuant to the terms hereof, who desires to make a further Transfer of such interest, shall be subject to all of the relevant provisions of this
          Article XIV to the same extent and in the same manner as the Partner making the initial Transfer of a Partnership Interest.

          Section 14.8 Additional Limited Partner. No additional limited partner shall be admitted to the Partnership pursuant to the creation of additional Limited Partnership Interests in the Partnership without the approval of the General Partner.


                                      ARTICLE XV
              REMOVAL, WITHDRAWAL AND REPLACEMENT OF THE GENERAL PARTNER

          Section 15.1 Voluntary Withdrawal. So long as the General Partner has given written notice to the other Partners and a Person has been selected and has agreed to become a Substitute General Partner in accordance with Sections 15.2 and 15.3 hereof, the General Partner may voluntarily withdraw from the Partnership as the general partner effective ninety (90) days after written notice (the "Withdrawal Notice") to the Limited Partners (the






          "Withdrawal Date"); provided, however, that (i) such Withdrawal Date may not be prior to the date upon which a Person has agreed to become a Substitute General Partner in accordance with the terms hereof and (ii) so long as the Loan Documents remain in effect, the General Partner may not withdraw from the Partnership.

          Section 15.2 Selection of a Substitute General Partner. The vote of a Majority in Interest of the Limited Partners is necessary to select a Substitute General Partner; provided, however, that so long as the Loan Documents remain in effect, the selection of a Substitute General Partner shall be subject to the approval requirements therein.

          Section 15.3 Substitution. A Person shall become a Substitute General Partner and assume the rights, powers and responsibilities of the General Partner as provided in this Agreement when such Person delivers to the Partners a written agreement (the "Substitute General Partner Agreement") executed by such Person within ten (10) days after such Person's selection as a proposed Substitute General Partner, which Substitute General Partner Agreement shall set forth the following agreements by such Person: (a) to be bound by this Agreement;
          (b) to assume the rights, powers and responsibilities of the General Partner pursuant to the terms of this Agreement accruing after such selection; (c) to amend this Agreement to reflect the withdrawal of the withdrawn General Partner and the appointment of such Substitute General Partner; (d) to perform the duties and the responsibilities of the General Partner; and (e) to record, file and publish any certificates or documents as may be appropriate to evidence or effect such withdrawal, substitution and release.

          Section 15.4 Conversion or Purchase of the General Partner's Interest. The Partnership shall not make any payment to a withdrawing General Partner in respect of its interest in the Partnership. Instead, within thirty (30) days after the Withdrawal Date, if the withdrawing General Partner does not assign its General Partner Partnership Interest to a Substitute General Partner, the General Partner Partnership Interest of the withdrawing General Partner in the Partnership as of the Withdrawal Date shall be converted into an interest as a transferee of a Limited Partner that does not become a Substitute Limited Partner.

                                     ARTICLE XVI
                             DISSOLUTION, LIQUIDATION AND
                            TERMINATION OF THE PARTNERSHIP

          Section 16.1 Events of Dissolution. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following:

                         (a)  The date specified in Section 5.1 hereof;







                         (b) When all of the Partners have given their written consent to dissolve the Partnership;

                         (c) The removal or withdrawal of the General Partner, unless either (i) there is at least one other general partner and that general partner elects to continue the business of the Partnership or (ii) if there is no other general partner or there is a general partner but such general partner does not elect to continue the business of the Partnership, then, within ninety (90) days after the withdrawal, all Limited Partners agree in writing to continue the business of the Partnership and a Substitute General Partner is elected and admitted pursuant to the provisions of Article XV hereof;

                         (d)  The sale or other disposition of all or
          substantially all of the Facility;

                         (e) The continued conduct of the business of the Partnership becomes illegal;

                         (f)  The General Partner files a voluntary
          petition in bankruptcy or is adjudged a bankrupt (each a "GP Bankruptcy Event") unless a Substitute General Partner is selected and admitted pursuant to the provisions of Article XV and all the other Partners agree to continue the Partnership within ninety (90) days after the GP Bankruptcy Event;

                         (g) The entry of a judicial decree of dissolution of the General Partner or the Partnership; provided, however, that the involuntary dissolution of the General Partner shall not cause a dissolution of the Partnership if the General Partner is reinstated within ninety (90) days after such involuntary dissolution; or

                         (h)  Any event requiring dissolution of the
          Partnership pursuant to Section 17-801(4) of the Act.

          Section 16.2 Right to Continue the Partnership Business. Upon the occurrence of any event which causes there to be no General Partner, Limited Partners holding all of the Limited Partner Interests shall have the right, but not the obligation, exercisable within ninety (90) days from such event, to elect to continue the Partnership's business provided that such election shall not be effective unless within such ninety (90) day period, a Majority in Interest of the Limited Partners appoints a Substitute General Partner in accordance with the terms of this Agreement.

          Section 16.3   Liquidation.

                         (a) Except as otherwise set forth in Section 16.2 hereof, upon dissolution of the Partnership, the General Partner shall take (or cause to be taken) a full accounting of the Partnership's assets and liabilities as of the date of such dissolution and, subject to the right of the General Partner or






          its successor to continue the business of the Partnership for the purpose of winding up its affairs, the General Partner shall proceed with reasonable promptness to liquidate the Partnership's assets (including, without limitation, by way of the sale, assignment, exchange, lease, sublease or other disposition of any or all of the assets of the Partnership) and to terminate its business; provided, however, that the assets of the Partnership which are, in the opinion of the General Partner, suitable for distribution in kind, may, in the sole and absolute discretion of the General Partner, be distributed in kind to the extent that the liquidation thereof is not necessary to satisfy the requirements of clauses (i), (ii) and (iii) below. In the event of the withdrawal, dissolution or bankruptcy of the General Partner which causes the dissolution of the Partnership under
          Section 16.1, the winding up of the affairs of the Partnership and the liquidation of its assets shall be conducted by such Person as may be selected by a Majority in Interest of the Limited Partners, which Person is hereby authorized to do any and all acts and things authorized by law for these purposes and is entitled to the compensation approved by a court of competent jurisdiction.

                    The cash proceeds from such liquidation shall be applied in the following order:

                              (i) First, to the payment of all taxes, debts and other obligations and liabilities of the Partnership, including amounts owing to Partners, and all necessary expenses of liquidation thereof;

                              (ii)      Second, to the establishing of
          reserves deemed reasonably necessary to satisfy contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership; and

                              (iii)     Third, to the Partners, in
          accordance with the relative amounts of the positive balances (if any) in their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

                         (b) Except as provided above, the General Partner shall administer the liquidation of the Partnership and the termination of its business but shall receive no compensation. The General Partner shall be allowed a reasonable time for the orderly liquidation of the Partnership's assets and the discharge of liabilities to creditors so as to minimize losses resulting from the liquidation of the Partnership's assets.

          Section 16.4   Termination.   Upon compliance with the foregoing,
          the General Partner or other Person winding up the affairs of the Partnership as permitted hereunder, as the case may be, shall file or cause to be filed a certificate of cancellation of the Partnership, as provided in Section 17-203 of the Act, and the Partnership thereupon shall be terminated.







          Section 16.5 Compliance With Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) of the Code, distributions shall be made pursuant to this Article XVI to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) of the Code. If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article XVI may be:

                         (a) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

                         (b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.


                                     ARTICLE XVII
                               MISCELLANEOUS PROVISIONS

          Section 17.1   Amendments.

                         (a) Except for amendments made in accordance with Sections 17.1(b) hereof, this Agreement may be amended only with the written consent of the General Partner and a Majority in Interest of the Limited Partners.

                         (b)  In addition to any amendments otherwise
          authorized herein, amendments may be made to this Agreement by the General Partner, acting without the consent of any Limited
          Partner: (i) to elect that the Partnership be governed by any successor statute of the State of Delaware governing limited partnerships; (ii) to substitute or admit any additional Limited Partners to the extent allowed by this Agreement; (iii) to effect changes of a ministerial nature that do not materially and adversely affect the rights of the Partners; (iv) to cure any






          ambiguity, to correct or supplement any provision herein that may be inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement; and (v) to preserve the Partnership's status as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

          Section 17.2 Notices. Any notice, payment, demand or communication required or permitted to be given by the Partnership to a Partner pursuant any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed by a recognized national or local courier service (in which case notice shall be effective upon receipt) or five business days after deposit in the United States mail, registered or certified, postage and charges prepaid, addressed to the other Partner, as applicable at the address set forth opposite such Partner's name on the signature page hereto. A Partner may change his or her address for purposes of notice by a writing sent in accordance with this Section 17.2 to the General Partner.

          Section 17.3 Power of Attorney. Each Limited Partner hereby makes, constitutes and appoints the General Partner (and each such Person appointed by the General Partner), with full power of substitution, such Limited Partner's true and lawful attorney, for it and in its name, place, stead and benefit, to sign, execute, swear, file and record the Certificate, and, subject to any applicable consent requirements contained in this Agreement, to sign, execute, certify, swear, acknowledge, file and record any other documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement or which may be required of the Partnership in Delaware or any other applicable jurisdiction, or by the Act, or by Federal or state securities laws or other applicable laws, including, without limitation, amendments to or cancellation and termination of the Certificate and fictitious business name statements. The foregoing grant of authority is hereby declared to be irrevocable and a power coupled with an interest and shall survive the bankruptcy or dissolution of any Person hereby giving such power and the transfer or assignment of the whole or any portion of the Limited Partnership Interest of such Person; provided, however, that in the event of a transfer by such Limited Partner of all of such Limited Partner's Limited Partnership Interest, the foregoing power of attorney of the transferor Limited Partner shall survive such transfer until such time, if any, as the transferee shall have been duly admitted to the Partnership as a Substitute Limited Partner.

          Section 17.4   Severability.   If any provision of this Agreement
          shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.






          Section 17.5 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

          Section 17.6   Sole and Absolute Discretion.   Except as
          otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such General Partner.

          Section 17.7 Confidential Information. Each of the Partners shall treat and maintain as confidential any and all confidential and/or proprietary information, including without limitation financial information, technical information and know-how and development plans and strategies, received from or pertaining to any other Partner or any Affiliate thereof, the Partnership or the Facility; provided, however, that the foregoing obligation shall not apply to information which (a) was or becomes known by such Partner or was or is generally available to the public through no breach of this Agreement by any Partner, (b) was or is disclosed to the public by a third party having the right to do so, or (c) where such disclosure was required by law, regulatory authority or judicial order.

          Section 17.8 Headings. Headings at the beginning of each Article and Section of this Agreement are solely for convenience and are not a part of this Agreement.

          Section 17.9 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

          Section 17.10 Gender and Number. With respect to words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires.

          Section 17.11 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, permitted assigns and personal representatives of the parties hereto, except to the extent of any contrary provision of this Agreement.

          Section 17.12 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

          Section 17.13 Attorneys' Fees. If any legal action or arbitration or other proceeding is brought by any party hereto for the enforcement of this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, any successful or prevailing party shall be entitled to recover from the party that does not prevail reasonable attorneys' fees and other costs incurred by the






          prevailing party in such action or proceeding, in addition to any other relief to which that party may be entitled.

          Section 17.14 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

          Section 17.15 Counterparts. This Agreement may be executed in counterparts by each of the Partners, all of which taken together shall be deemed one original.

          Section 17.16  Covenant to Sign Documents.   Each Partner shall
          execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or expedient in the creation of the Partnership and the achievement of its purpose and the implementation of the provisions of this Agreement. Each Partner hereby represents and warrants that the individual signing this Agreement on its behalf is duly authorized to execute and deliver this Agreement on behalf of such Partner.

          Section 17.17 No Partition. No Partner nor any legal representative, successor, heir or assignee of any Partner shall have the right to partition the Partnership Property or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Partnership Property or any part thereof or interest therein. Each Partner, for itself and its legal representatives, heirs, successors and
          assigns, hereby waives any such rights.   The Partners intend
          that during the term of this Agreement, the rights of the Partners and their successors in interest, as among themselves, shall he governed solely by the terms of this Agreement and, to the extent consistent with this Agreement, by the Act.

          Section 17.18 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners and the Partnership. Except as expressly provided herein, this Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to any non-Partner.

          Section 17.19 Representations of Limited Partner. Each Limited Partner represents to the Partnership and the General Partner that: (a) it is acquiring its Limited Partnership Interest for its own account for investment and not with a view to or for sale in connection with any distribution of such Limited Partnership Interest (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times); (b) it understands that the interests in the Partnership have not been registered under the Securities Act of 1933, as amended, or the applicable securities laws of Delaware or any other state, and must be held indefinitely unless the interests are so registered or an exemption from such registration is available; (c) it has such knowledge and






          experience in business matters that it is capable of evaluating the risks and merits of its investment in the Partnership; and
          (d) it has received and reviewed the material agreements and other documents relating to the Partnership and/or its business and such other information, oral or written, as it has requested, having been afforded the opportunity to ask questions of the General Partner and to obtain any additional information that it has deemed appropriate.

          Section 17.20 Waiver. No waiver of any provision of this Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Agreement.

          Section 17.21 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.






































                    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        "GENERAL PARTNER"

                                        NCP HOUSTON POWER INCORPORATED,
                                        a Delaware corporation

                                        By:__________________________
                         Address:       One Upper Pond Road
                                        Parsippany, New Jersey 07054
                                        Telecopier:  201-263-6977
                                        Attention: Vice President - Finance

                                        "LIMITED PARTNER"

                                        NCP PERRY INCORPORATED
                                        a Delaware corporation


                                        By:__________________________
                         Address:       One Upper Pond Road
                                        Parsippany, New Jersey 07054
                                        Telecopier:  201-263-6977
                                        Attention: Vice President - Finance


                                        NCP HOUSTON POWER INCORPORATED,
                                        a Delaware corporation


                                        By:___________________________
                         Address:       One Upper Pond Road
                                        Parsippany, New Jersey 07054
                                        Telecopier:  201-263-6977
                                        Attention: Vice President - Finance

























                                      EXHIBIT A


                            LIMITED PARTNERSHIP AGREEMENT
                                          OF
                                MID-GEORGIA COGEN L.P.

                               PERCENTAGE INTEREST AND
                              CONTRIBUTIONS BY PARTNERS



                                             Percentage
                                              Interest      Contributions

          "General Partner"

          NCP Houston Power Incorporated           1%             $1

          "Limited Partner"

          NCP Houston Power Incorporated          19%            $19

          NCP Perry Incorporated                  80%            $80
































                                        -A-1-





                                      EXHIBIT B


                            LIMITED PARTNERSHIP AGREEMENT
                                          OF
                                MID-GEORGIA COGEN L.P.


                           ALLOCATION OF PROFITS AND LOSSES


                    1. Profits. After giving effect to the special allocations set forth in Sections 3 and 4 hereof, Profits for any fiscal year shall be allocated to the Partners in proportion to the Partnership Interest of each Partner.

                    2. Losses. After giving effect to the special allocations set forth in Sections 3 and 4 hereof, Losses for any fiscal year shall be allocated as follows:

                         (a) Except as provided in Section 2(b) hereof, Losses shall be allocated to the Partners in proportion to the Partnership Interest of each Partner.

                         (b) The Losses allocated pursuant to Section 2(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 2(b) shall be allocated to the General Partner. For purposes of this Exhibit B, Adjusted Capital Account Deficit shall mean the amount by which zero exceeds the Capital Account balance credited to such Partner as of the end of such fiscal year.

                    3. Special Allocations. The following special allocations shall be made in the following order:

                         (a) Partnership Minimum Gain Chargeback. Except as provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Exhibit B, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3(a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.


                                        -B-1-





                         (b)  Partner Nonrecourse Debt Minimum Gain
          Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Exhibit B except Section 3(a) hereof, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i) (4) and 1.704-2(j)(2) of the Regulations. This Section 3(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently herewith.

                         (c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this
          Section 3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if this Section 3(c) were not in the Agreement.

                         (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Exhibit B have been tentatively made as if this Section 3(d) and Section 3(c) hereof were not in the Agreement.

                                        -B-2-





                         (e)  Nonrecourse Deductions.  Nonrecourse
          Deductions for any fiscal year or other period shall be specially allocated to Partners in proportion to the Partnership Interest of each Partner.

                         (f)  Partner Nonrecourse Deduction.  Any
          Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                         (g) Section 754 Adjustments. To the extent an the adjusted tax basis of any Partnership asset pursuant to
          Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                    4.   Curative Allocations.

                         (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations," as defined in Section 4(b) hereof, the "Nonrecourse Regulatory Allocations," as defined in
          Section 4(c) hereof, and the "Partner Nonrecourse Regulatory Allocations," as defined in Section 4(d) hereof.

                         (b)  The "Basic Regulatory Allocations" consist of
          (i) allocations pursuant to the last sentence of Section 2(b) hereof, and (ii) allocations pursuant to Sections 3(c), 3(d) and 3(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 4(b) shall only be made with respect to allocations pursuant to
          Section 3(g) hereof to the extent the General Partner reasonably determines that such allocations will otherwise be consistent with the economic agreement among the parties to this Agreement.

                         (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Sections 3(a) and 3(e) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory

                                        -B-3-





          Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (i) no allocations pursuant to this Section 4(c) shall be made prior to the Partnership fiscal year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease, and (ii) allocations pursuant to this Section 4(c) shall be deferred with respect to allocations pursuant to Section 3(e) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 3(a) hereof.

                         (d)  The "Partner Nonrecourse Regulatory
          Allocations" consist of all allocations pursuant to Sections 3(b) and 3(f) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Partner Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (i) no allocations pursuant this Section 4(d) shall be made with respect to allocations pursuant to Section 3(f) relating to a particular Partner Nonrecourse Debt prior to the Partnership fiscal year during which there is a net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease, and (ii) allocations pursuant to this Section 4(d) shall be deferred with respect to allocations pursuant to Section 3(f) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 3(b) hereof.

                         (e) The General Partner shall have reasonable discretion, with respect to each Partnership fiscal year, to (i) apply the provisions of Sections 4(b), 4(c) and 4(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and
          (ii) divide all allocations pursuant to Sections 4(b), 4(c) and 4(d) hereof among the Partners in a manner that is likely to minimize such economic distortions.

                    5.   Other Allocation Rules.

                         (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits,

                                        -B-4-





          Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

                         (b)  Except as otherwise provided in this
          Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

                         (c) The Partners are aware of the income tax consequences of the allocations made by this Exhibit B and hereby agree to be bound by the provisions of this Exhibit B in reporting their shares of Partnership income and loss for income tax purposes.

                         (d)  Solely for the purpose of determining a
          Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations
          Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be in proportion to each Partner's Partnership Interest.

                         (e) To the extent Permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat Distributions as having been made from Proceeds of Nonrecourse Liabilities or Partner Nonrecourse Debt only to the extent that such Distributions would cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

                    6. Tax Allocations: Section 704(c) of the Code. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause
          (i) of the definition thereof).

                         In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

                         Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6 are solely for

                                        -B-5-





          purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.




















































                                        -B-6-